 Exhibit 10.16

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into and effective as of October 1, 2024 (the “Effective Date”) by and between Mercati Dei Fiori, LLC, a California limited liability company and a wholly-owned subsidiary of Lowell Farms Inc. (the “Service Provider”), Sunnyside Collective Inc. (“Westwood”), and its wholly owned subsidiary, WFARM1045 Inc. (“WFARM”), the “Licensee”, and with Westwood the “Company”) Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Letter of Intent dated on or about the date hereof among the Parties and the other signatories thereto (the “Letter of Intent”).

RECITALS

WHEREAS, the Company hold applicable permits and licenses (the “Licenses”) to sell and deliver cannabis and cannabis products at its facilities located at 1035 Gayley Ave, Westwood, California 90024 and (the “Facility”) issued by the City of Los Angeles Department of Cannabis Regulation (“LADCR”) and the State of California Department of Cannabis Control (“DCC”);

WHEREAS, Service Provider, including Service Provider’s Affiliates, is engaged in the processing, manufacture and distribution of cannabis products and related administrative and management activities, and has the capacity to manage and administer the operations of the Company and to furnish the Company with appropriate managerial, consulting and administrative, technological, financial and other support services; and

WHEREAS, the Company desire to retain Service Provider to provide certain advisory, consulting, administrative, operational, financial and management services to the Company, as well as to provide the Company with those services necessary and appropriate for the day-to-day administration and management of the Company’ operations, and Service Provider desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.               Incorporation. The foregoing Recitals are incorporated in and made a part of this Agreement to the same extent as if herein set forth in full.

2.               Definitions. As used in this Agreement (including the Recitals), the following terms have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

“Business Activities” means the retail sale to customers, including delivery and distribution of cannabis products by the Company at the Facilities and all activities and business operations directly related thereto.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, order, writ, judgment, injunction, decree, or other requirement or rule of law of any governmental authority (which shall include, without limitation, any applicable stock exchange).

“Permitted Subcontractor” means any Person, subcontractors, Affiliates of Service Provider, consultants, independent contractors, agents or representatives, other than Service Provider’s employees, engaged by Service Provider to perform any of the Services hereunder.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority, or any other entity.

“Service Period” means the period of time beginning on the Effective Date and continuing until the termination or expiration of this Agreement in accordance with the terms of this Agreement.

“Service Provider Equipment” means any equipment, systems, cabling, or facilities or other tangible personal property conveyed to Service Provider under the Definitive Agreements or provided by Service Provider and used directly or indirectly in the provision of the Services.

“Service Provider Personnel” means all employees and Permitted Subcontractors, if any, engaged by Service Provider to perform the Services.

“Service Provider Expenses” shall mean all direct and indirect costs incurred by the Service Provider and/or Service Provider Personnel in connection with the Services including, without limitation, (i) costs of products and/or services of third-parties delivered to the Company or the Service Provider and/or their respective personnel, (ii) fees and disbursements of auditors, attorneys and other advisors or consultants, (iii) costs of any outside services of independent contractors such as printers, couriers, business publications or similar services and (iv) all other reasonable expenses actually incurred, directly or indirectly, by the Service Provider and/or Service Provider Personnel in rendering the Services.

3.               Services.

(a)             Subject to the limitations and terms and conditions of this Agreement, during the Service Period, the Company irrevocably appoint Service Provider to act as the sole and exclusive manager of the Facilities and the Business Activities conducted at the Facilities, and as the exclusive agent for the Company for all matters related to the administration and management of all Business Activities and the operations of the Facilities and the Company during the Service Period. During the Service Period, the Company shall not manage the Facilities themselves without the services of Service Provider pursuant to this Agreement. Service Provider shall have the right to use employees of Service Provider or its Affiliates not located at the Facilities to provide services to the Company. Prior to the expiration or termination of this Agreement, each of the Company agrees that, without the prior and express consent of Service Provider, it shall not, directly or indirectly, (i) enter into any discussions, negotiations, arrangements, understandings or agreements with any Person other than Service Provider or any Affiliate of Service Provider regarding such Person assisting the Company in the operation or management of the Facilities or the Business Activities, or (ii) operate or manage the Facilities or the Business Activities itself without the services of Service Provider during the Service Period.

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(b)             In furtherance of Section 3(a), during the Service Period, the Company retain Service Provider to provide all administrative, financial, and operating services for the Company’ Business Activities at the Facilities, and such other services and activities as are reasonably required in order to conduct the Business Activities and to maintain and/or retain the Licenses and all other approvals of any governmental authority to conduct such Business Activities (the “Services”).

(c)             The Services provided by Service Provider during the Service Period shall include: (i) the maintenance of applicable regulatory and legal compliance (with the involvement and assistance of the Company, as required); (ii) obtaining adequate insurance coverage and bonding (as deemed necessary) for the Business Activities pursuant to this Agreement; (iii) securing and maintaining adequate banking needs for the Business Activities; (iv) all contracting associated with the Business Activities; (v) all marketing and public relations activities for the Company; (vi) all finance and accounting activities necessary to conduct the Business Activities or to perform the Services; (vi) all human relations and employment matters, including the hiring, termination or promotion of employees, agents or consultants deemed necessary by Service Provider to conduct the Business Activities or perform the Services; (vii) the operation of the Company’ Business Activities; (vii) the training, supervision, management and operation of all software, hardware and equipment for the operation of the Business Activities; (ix) records retention and storage requirements; and (x) all payroll activities necessary to operate the Business Activities, including but not limited to the retention of a third-party payroll provider if Service Provider deems such retention reasonably necessary to perform the Services and maintain the Business Activities, as well as the payment of compensation to all Service Provider Personnel and the administration of the payment on behalf of the Company of all the Company’ employees, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits. Nothing contained herein shall require Service Provider to provide any services for the Company not otherwise related to the Business Activities, nor shall Service Provider have any authority or responsibility for the Company’ business operations or obligations not expressly provided for in this Agreement.

(d)             Service Provider shall prepare, or cause to be prepared, all tax returns (excluding income and franchise tax returns) required to be filed by the Company relating to any taxable periods all or a portion of which fall within the Service Period, including, without limitation, tax returns relating to state and local cannabis excise taxes, gross receipts taxes, sales taxes, and payroll and other employment-related taxes, and for the avoidance of doubt, including any such tax returns required to be filed after the last day of the Service Period (each, a “Service Period Tax Return”). All taxes owed by the Company with respect to each Service Period Tax Return shall be paid by the Service Provider. The Company shall give to Service Provider (or its designated Affiliate or Service Provider Personnel) all appropriate authority necessary for them to act as the Company’ Attorney-in-Fact under a power of attorney, for such purposes, and to the extent permitted by Law, and shall make available to Service Provider, including any Affiliate of Service Provider, employees, officers, agents or representatives of the Company, as may be necessary for Service Provider to discharge its obligations under this Section 3(d). Each Party shall be responsible for the preparation, filing and payment of its own income and franchise taxes.

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(e)             Service Provider shall manage all cash receipts and disbursements relating to the conduct of the Business Activities during the Service Period.

(f)              Service Provider shall be responsible for and shall negotiate directly on the Company’ behalf, as permitted by applicable Law, such contractual arrangements with third parties as are reasonably necessary and appropriate for the Company’ Business Activities during the Service Period. Notwithstanding the foregoing, in no event shall Service Provider enter into any contract or agreement that would have obligations of the Company that would extend beyond the Term.

(g)             Service Provider shall establish and maintain credit and billing and collection policies and procedures, and shall exercise reasonable efforts to pay all expenses arising in respect of the Service Period in a timely manner.

(h)             Service Provider shall directly receive (or shall be entitled to payment to it upon receipt) all receipts and revenues relating to all Business Activities in respect of the Service Period, and shall be authorized to open and maintain any bank accounts necessary to deposit all revenues resulting from the Business Activities, provided that the Chief Executive Officer of the Licensee shall remain as the signatory for the bank accounts. Service Provider shall utilize the bank accounts, as described in the preceding sentence, for the purpose of receiving revenues of the Business Activities and paying expenses and liabilities relating to the Business Activities at all times. The Company and Service Provider shall cooperate in all banking and cash management issues consistent with the provision of this Agreement, as Service Provider shall deem necessary or appropriate.

(i)              Service Provider shall, at the Company’ sole cost and expense, (i) manage and direct the defense of all claims, actions, proceedings or investigations against the Company or any of their employees, to the extent relating to the conduct of the Business Activities during the Service Period, excluding the Existing Litigation, and (ii) manage and direct the initiation and prosecution of all claims, actions, proceedings or investigations brought by the Company relating to the conduct of the Business Activities against any Person other than Service Provider.

4.               Company Obligations. In addition to all other requirements described in this Agreement, the Company shall:

(a)             cooperate with Service Provider in all matters relating to the Services and appoint at least one (1) employee or representative of the Company, or additional employees or representatives of the Company upon the reasonable request of Service Provider, to serve as the primary contact(s) to Service Provider with respect to this Agreement and the Services provided hereunder and who will have the authority to act on behalf of the Company with respect to the matters pertaining to this Agreement (each, a “Company Contact”). The name and contact details of the Company Contact should be provided to Service Provider in the form of a written communication and any updates to the Company Contact should be provided promptly in writing;

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(b)             provide Service Provider or Service Provider’s Affiliate, including but not limited to any officers, directors, managers, employees, consultants, agents or representatives of Service Provider or Service Provider’s Affiliate, with such access (including computer access) to the Facilities and property or other facilities of the Company as may be requested by Service Provider and shall designate Service Provider Personnel as authorized personnel to any company contracted to provide security, accounting, data management, payroll or other services to the Company;

(c)             respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, assistance or decisions that Service Provider requests in connection with this Agreement;

(d)             provide, or ensure access to, such information, records, materials or documentation as Service Provider may request or deem necessary in order to perform the Services in a timely manner, and ensure that said information, records, materials or documentation is complete and accurate in all material respects; and

(e)             obtain and maintain, or provide all assistance Service Provider deems necessary to obtain and maintain, all necessary licenses and consents to operate the Company’ business and for Service Provider to perform the Services, and to comply with all applicable Laws in relation to the Services during the Term of this Agreement.

5.               Exclusivity. During the Term of this Agreement, Service Provider shall serve as the Company’ sole and exclusive manager and provider of the Services, and the Company shall not, without first obtaining the express written consent of Service Provider, engage any other Person to furnish the Company with any of the Services or Business Activities, any policies or procedures for the conduct of the Business Activities, or any of the financial or other services provider hereunder by Service Provider. For the avoidance of doubt, nothing herein shall in any manner restrict the Service Provider or its Affiliates from providing to any other Person, directly or indirectly, any service or engaging in any activity, that is similar or identical to the services and activities contemplated in this Agreement (including, without limitation, those that are similar or identical to the services contemplated in Section 3(c)).

6.               Term; Termination.

(a)             Term. The Term of this Agreement commences on the Effective Date and terminates upon the earlier to occur of (i) the closing of the transactions contemplated by the Letter of Intent; (ii) the termination of the Letter of Intent; or (3) the termination of this Agreement in accordance with its terms (referred to as the “Term”).

(b)             Termination Rights. This Agreement may be terminated:

(i)          by any of the Company, on the one hand, or Service Provider, on the other hand, upon written Notice to the other Parties if the other Party (the “Defaulting Party”): (A) materially breaches this Agreement and said breach is not cured within thirty (30) days following the Defaulting Party’s receipt of written notice of such breach; or (B) if the Defaulting Party (1) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (2) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (3) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts; (4) makes or seeks to make a general assignment for the benefit of its creditors; or (5) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

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(ii)          by Service Provider, upon written Notice to the Company (in such case, the Defaulting Party) if it determines, in its sole discretion, there is a shortfall as set forth in Section 7(b);

(iii)          by mutual written agreement of the Parties.

(c)             Effect of Termination or Expiration. Upon the expiration or termination of this Agreement for any reason:

(i)          all rights and obligations under this Agreement shall automatically terminate except such rights and obligations as shall have accrued prior to termination and any rights and obligations which expressly or by implication are intended to come into or continue in force on or after termination or as such rights and obligations are assumed under a new agreement for Services and for greater certainty, termination of this Agreement does not relieve any Party of existing breaches of this Agreement during the Service Period;

(ii)          Service Provider shall promptly remove any Service Provider Equipment located at the Facilities or any other premises utilized to provide the Services or to conduct the Business Activities, unless said Service Provider Equipment is provided to the Company pursuant to a separate agreement still in effect;

(iii)          Service Provider shall be responsible for all direct and indirect costs and expenses incurred in the conduct of the Business Activities in accordance with this Agreement during the Service Period, and Service Provider shall be entitled to all receipts and other revenues from the conduct of the Business Activities through the date of termination, whenever received; and

(iv)          the Parties shall use commercially reasonable efforts to cooperate to facilitate the transfer of records and transition the Services; provided that Service Provider shall be permitted to retain copies of such records as may be necessary for its record-keeping, compliance and audit purposes (in addition to the rights it may have in Section 8).

7.               Application of Revenues; Payment of Expenses.

(a)             Application of Revenues. The Parties agree that all revenues received by the Company shall first be applied to pay all direct and indirect costs and expenses of operating the Business Activities and the performance of the Services during the Service Period (the “Service Period Costs and Expenses”), including but not limited to, in connection with the Existing Litigation, insurance premiums, payroll and benefits for the Company’ employees, marketing expenses, or the Company directly and managed by Service Provider, supply expenses, lease costs and expenses, and those fees and expenses associated with the services of any professional advisors, such as attorneys or accountants, engaged by Service Provider.

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(i)          Service Provider Expenses. The Parties agree that all revenues received by the Company shall next be applied to pay all direct or indirect expenses incurred by Service Provider (including without limitation, an allocable percentage of Service Provider’s costs and expenses not directly allocable to the Company in carrying out its duties hereunder on behalf of the Company).

(b)             Service Period Costs and Expenses. In the event the revenues described in Section 7(a) are insufficient to pay all Service Period Costs and Expenses, Service Provider shall be responsible for any shortfall.

(c)             In order to secure the performance of the Company’ obligations under this Agreement, the Company hereby grant Service Provider a security interest in and to any or all of the following collateral: all tangible and intangible assets of the Company, as more fully set forth on Schedule I hereto. Service Provider and the Company agree that this Agreement constitutes a Security Agreement under the California Uniform Commercial Code. Service Provider shall have the right to file a UCC-1 financing statement documenting any security interest granted to Service Provider, and the Company shall cooperate with Service Provider in connection with filing such UCC-1.

8.               Records and Recordkeeping.

(a)             Access to Information. The Company hereby authorize and grant to Service Provider full and complete access to all information, instruments and documents relating to the Company which may be reasonably requested by Service Provider to perform its obligations hereunder, and shall disclose and make available to Service Provider, including any Affiliate of Service Provider, employees, officers, agents or representatives of the Company, for review copying and retention, all relevant books, agreements, papers and records of the Company.

(b)             At all times during and after the Term, all business records and information including but not limited to, all books of account and general administrative records and all information generated under or contained in the management information systems pertaining to the Company, relating to the business and activities of Service Provider, shall be and remain the sole property of Service Provider. After termination of this Agreement, the Company will have reasonable access during normal business hours to the business records relating to the Business Activities for purposes of preparing income tax and other business filings.

(c)             The Company shall at all times during the Term, and at all times thereafter, make available to Service Provider for inspection by its authorized representatives, during regular business hours, at the principal place of business of the Company, any of the Company’ records requested by Service Provider.

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(d)             To the extent required by any applicable Law, Service Provider shall at all times during and after the Term, provide to the LADCR, DCC or California Department of Public Health any requested records in Service Provider’s possession custody or control, relating to the Business Activities.

9.               Confidential Information.

(a)             Scope of Confidential Information. From time to time during the Term, any Party (as the “Disclosing Party”) may disclose or make available to another Party (as the “Receiving Party”) information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information; with such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by Receiving Party; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of Receiving Party before being disclosed by or on behalf of Disclosing Party; or (iv) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information.

(b)             Protection of Confidential Information. Receiving Party shall, for three (3) years from the receipt of such Confidential Information: (i) protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any Person, except: (A) to Receiving Party’s employees, agents, representatives, officers or directors who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; or (B) pursuant to applicable federal, state, provincial, or local Law or a valid order issued by a court or governmental authority of competent jurisdiction, provided that Receiving Party shall first provide Disclosing Party with: (i) prompt Notice of such requirement so that Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

10.             Representations and Warranties.

(a)             The Company’ Representations and Warranties. Each of the Company and the Licensee represents and warrants to Service Provider that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction of its incorporation, organization or formation, as applicable; (ii) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement; (iii) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (iv) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; (v) when executed and delivered by it, this Agreement, including and together with any related exhibits, schedules, attachments and appendices will constitute the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and (vi) to the best of its knowledge, it is in material compliance with all Laws and contracts applicable to this Agreement and the operation of its business.

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(b)             Service Provider’s Representations and Warranties. Service Provider represents and warrants to the Company and the Licensee that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction of its incorporation, organization or formation, as applicable; (ii) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement; (iii) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (iv) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; (v) when executed and delivered by it, this Agreement, including and together with any related exhibits, schedules, attachments and appendices will constitute the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and (vi) the execution, delivery and performance of this Agreement by it will not violate, conflict with, require consent under or result in any breach or default under: (A) any of its organizational documents; (B) any applicable Law; or (C) with or without notice or lapse of time or both, the provisions of any other contracts applicable to this Agreement and the operation of its business.

(c)             Except as expressly stated in this Section 10, (i) each Party hereby disclaims all warranties, either express, implied, statutory or otherwise under this Agreement, and (ii) Service Provider specifically disclaims all implied warranties of merchantability, fitness for a particular purpose, title and non-infringement.

11.             Indemnification.

(a)             Service Provider Indemnification. The Company shall indemnify, defend, and hold harmless Service Provider and its Affiliates (each a, “Service Provider Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by a Service Provider Indemnified Party, arising out of or resulting from any action of a third party or the Company arising out of or occurring in connection with the fraud, gross negligence, and/or willful misconduct of the Company or any of their employees, officers, agents or representatives, any breach of this Agreement by the Company, or any violation of Law by the Company or their employees, officers, agents or representatives.

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(b)             Company Indemnification. Service Provider shall indemnify, defend, and hold harmless the Company and the Licensee (each a, “Company Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by a Company Indemnified Party, arising out of or resulting from any action of a third party or Service Provider, any other loss or liability arising out of or occurring in connection with Service Provider’s operating of the Facilities or the Business Activities on or after the Effective Date, and any taxes and other losses or liabilities incurred by Service Provider with respect to any Service Period Tax Returns (whether or not such taxes were shown as due and owing on such Service Period Tax Returns).

(c)             Except for any claims that may be available to the Parties for specific performance, injunctive relief or similar equitable remedies, the indemnification provided for in this Section 11 constitutes the sole remedy of the Parties for any matter based on, arising out of or related to this Agreement.

12.             Limitation of Liability.

NO PARTY SHALL BE LIABLE FOR ANY LOSS OF USE, REVENUE OR PROFIT OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT OR IN CONNECTION WITH ANY OTHER CLAIM FOR DAMAGES HEREUNDER, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAD BEEN DISCLOSED IN ADVANCE OR WAS FORESEEABLE, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13.             Relationship of the Parties. The relationship between the Company and the Licensee, on the one hand, and Service Provider, on the other hand, is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture, or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither of the Company nor the Licensee, on the one hand, and Service Provider, on the other hand, shall have authority to contract for or bind the other parties in any manner whatsoever. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a reseller agreement and not a franchise or business opportunity agreement.

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14.             Force Majeure. Any delay or failure of any Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control and without the fault of such Party (which events may include, but not be limited to natural disasters, embargoes, explosions, riots, pandemics, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party shall give the other Parties prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

15.             No Conflicts; Consents. Each Party hereby represents and warrants to the other Parties that the execution, delivery and performance by such Party of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation or organization, by-laws or other organizational documents applicable to such Party; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Party; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which such Party is a party; (d) result in the creation or imposition of any encumbrance or lien on or any assets of such Party (except in the case of the Company, in favor of Service Provider) ; or (e) in the case of such Party, require the consent, to the extent said consent has not been disclosed herein and obtained independently in writing, of any entity or individual who is not a Party to this Agreement.

16.             Miscellaneous.

(a)             Interpretation. For the purposes of this Agreement, (i) the words “include”, “includes”, and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice versa; and (v) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits and schedules, mean the sections of, and exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(b)             Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Parties at the address set forth on the signature page (or to such other address that the receiving Party may designate from time to time in accordance with this Section 16(b)). Unless otherwise agreed herein or required by applicable Law, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid), or e-mail (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only (i) on receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section 16.

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(c)             Entire Agreement. This Agreement, including any exhibits or schedules attached or referenced hereto, constitutes the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

(d)             No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(e)             Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, that, upon prior written notice to the other Parties, a Party may assign the Agreement to an Affiliate of such Party or to a successor of all or substantially all of the assets of such Party through merger, reorganization, consolidation or acquisition. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void.

(f)              Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)             Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h)             Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise provided herein, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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(i)              Dispute Resolution. Without intending to limit the rights of the Parties to seek specific performance, injunctive relief or similar equitable remedies, the Parties agree, on behalf of themselves, the Service Provider Indemnified Parties and the Company Indemnified Parties, that any dispute or action based on, arising out of, or relating to this Agreement or any breach thereof (a “Dispute”), shall be resolved by arbitration in accordance with the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”; see www.adr.org). The arbitration shall be conducted in the City of Los Angeles, California by one sole arbitrator. The sole arbitrator shall be appointed in accordance with the AAA Rules. The arbitrator shall follow the then-applicable ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The sole arbitrator, by accepting appointment, shall undertake to exert her or his best efforts to conduct the process so as to issue an award within six (6) months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award. The sole arbitrator shall decide the Dispute in accordance with the substantive law of the State of California, without regard to the conflict of laws rules thereof, and shall not award any damages, fees, cost, expenses or any other amounts that the Parties have agreed to exclude pursuant to this Agreement. The award of the sole arbitrator may be entered in any court of competent jurisdiction.

(j)              Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California).

(k)             WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE DOCUMENTS OR AGREEMENTS CONTEMPLATED HEREBY, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THOSE DOCUMENTS OR AGREEMENTS, PRESENT OR FUTURE, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(l)              Electronic Signatures; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. An executed copy of this Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the Parties and the receiving Parties may rely on the receipt of such document so executed and delivered electronically as if the original had been received.

(m)           Competing Interests. Service Provider or any Affiliate of Service Provider is entitled to have, and nothing in this Agreement shall be construed to restrict Service Provider or any Affiliate of Service Provider from having any other business interests including those that may be competitive to the Company or the Licensee.

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(n)             Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties hereto, including without limitation, requirements that the Parties take no action in violation of applicable Law or the guidance or instruction of the applicable regulatory authorities. The Parties acknowledge and understand that the applicable Laws and/or the requirements of the applicable regulatory authorities are subject to change and are evolving and continues to do so. If necessary or desirable to comply with the legal and regulatory requirements, the Parties hereby agree to (and to cause their respective Affiliates and related parties and representatives to) use their respective commercially reasonable best efforts to take all actions reasonably requested to ensure compliance with such legal and regulatory requirements, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliance with such legal and regulatory requirements to promptly respond to any informational requests, supplemental disclosure requirements or other correspondence from all regulatory requirements and, to the extent permitted by applicable Law, keep the other Party fully and promptly informed as to any such requests, requirements or correspondence.

(o)             Public Announcements. Neither the Company, on the one hand, nor the Service Provider, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such Party shall be so obligated by Law or the rules of any governmental authority, regulatory body, stock exchange or quotation system, in which case the other Parties shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, the Company hereby expressly agree and consent to disclosure by Lowell Farms Inc., in any press release or other public announcement, concerning the transactions contemplated by this Agreement, to the extent required by any applicable governmental authority, regulatory body, or stock exchange or quotation system.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above, with effect as of the Effective Date.

MERCATI DEI FIORI, LLC

By: ____________________

Name:

Title:

WFARM1045 INC

By: ____________________

Name:

Title:

SUNNYSIDE COLLECTIVE INC.

By: ____________________

Name:

Title:

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Schedule I

Collateral

The collateral consists of all of the Company’ right, title and interest in, to and under or arising out of each and every asset, tangible and intangible, including, without limitation, each and all of the following, whether now existing or hereafter arising and wherever located, but in all cases excluding any consideration received in the transactions contemplated in the Letter of Intent:

(i)	all of the Company’ Goods including, without limitation:

(a)	all inventory including, without limitation, all raw materials, work in process, finished goods, supplies, incidentals and packaging materials; and

(b)	all machinery and equipment (including, without limitation, all manufacturing, warehouse, and office machinery and equipment), fixtures, trade fixtures, appliances, engineering drawings and diagrams, tools and tooling (including any rights in respect of tools or tooling in the possession of others), computer and other data processing equipment, furniture, office, production or data processing supplies on hand or in transit, other miscellaneous supplies and other tangible property of any kind now owned or hereafter acquired by the Company or in which the Company now have or may hereafter acquire any right, title or interest, including, without limitation, all such property located in any store, plant, warehouse, office or other space leased, owned or occupied by the Company and all of the Company’ interest in all leasehold improvements and any and all additions thereto, substitutions therefor and replacements thereof, together with all attachments, components, parts and accessories installed thereon or affixed thereto;

(ii)	all of the Company’ Accounts;

(iii)	all of the Company’ licenses, Instruments, Documents, Chattel Paper, Deposit Accounts, Investment Property and General Intangibles (including, without limitation, software);

(iv)	all of the Company’ patents, trademarks and copyrights (and any supplements thereto), together with

(a)	all inventions, processes, production methods, proprietary information, know-how and trade secrets used or useful in the business of the Company, all trade names, service marks, logos, copyrights and the like owned or used by the Company and used or useful in the business of the Company and goodwill relating to the same; and all licenses or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used, all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs, and the like pertaining to the operations by the Company in, on or about any of its plants or warehouses, all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured on or about any of its plants; and all accounting information pertaining to operations in, on or about any of its plants and all media in which or on which any of the information or knowledge or data or and all computer programs used for the compilation or printout of such information, knowledge, records or data, and

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(b)	all contract rights, General Intangibles (including, without limitation, payment intangibles and software) and other property rights of any nature whatsoever arising out of or in connection with the foregoing;

(v)	all of the Company’ customer lists and records of the business, all property from time to time described in any financing statement (UCC-1) or similar notice filing naming Service Provider as secured party and all property of the Company in the possession of Service Provider; and

(vi)	all additions, accessions, replacements, substitutions or improvements and all products and proceeds (including, without limitation, proceeds of insurance), of any and all collateral described in clauses (i) through (v) above.

“Accounts”, “Chattel Paper”, “Deposit Account”, “Document”, “General Intangible”, “Goods”, “Instrument” and “Investment Property” shall have the respective meanings given to them in the California Uniform Commercial Code-Secured Transactions.

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